Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 23, 2009

Relating to Preliminary Prospectus dated September 9, 2009

Registration No. 333-143926

11,000,000 Shares

Common Stock

This free writing prospectus of Vitacost.com, Inc. relates only to the securities described in, and should be read together with, the preliminary prospectus dated September 9, 2009 relating to this offering (the “Preliminary Prospectus”) included in Amendment No. 6 to the Registration Statement on Form S-1 (Registration No. 333-143926) relating to these securities. The following information supplements and updates the information contained in the Preliminary Prospectus. To review a filed copy of the Preliminary Prospectus, click on the following link: http://www.sec.gov/Archives/edgar/data/1401688/000119312509189414/ds1a.htm

Price to public:	$12.00 per share

Trade date:	September 23, 2009

Settlement date:	September 29, 2009

Common stock outstanding immediately after this offering:	27,488,352 shares. This represents an increase from the 27,472,769 shares indicated to be outstanding after this offering in the Preliminary Prospectus and relates to the “net issuance” exercise of stock options by a new selling stockholder in connection with this offering, as set forth below.

New Selling Stockholders:	The following two individuals have been included as new selling stockholders in the table set forth under “Selling Stockholders” in the Preliminary Prospectus. The number of shares offered by a third selling stockholder named in the Preliminary Prospectus has been reduced by an amount equivalent to the aggregate amount of shares offered by the two new selling stockholders named below. The number of shares beneficially owned by each of these new selling stockholders prior to and after this offering is less than 1%.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Number of Shares Offered
	Prior to Offering	After Offering
Joel Kovin	40,320	24,320	15,583(*)
Saul & Marcy Schwait	32,000	20,000	12,000

(*) Immediately prior to this offering, the stockholder will exercise 16,000 stock options using the “net issuance” exercise method for payment of the exercise price and applicable withholding taxes, resulting in the stockholder receiving a net issuance of 15,583 shares of common stock and selling such shares in this offering.

Report of Independent Registered Public Accounting Firm:	On September 17, 2009, McGladrey & Pullen, LLP, our independent registered public accountants, signed and delivered their report on our financial statements for the years ended December 31, 2008 and 2007 in the form included in the Preliminary Prospectus in connection with our four-for-five reverse stock split.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website, www.sec.gov. Alternatively, you can obtain a copy of the prospectus by calling:

Jefferies & Company, Inc.: (212) 284-2342; or

Oppenheimer & Co.: (212) 667-8563